EXHIBIT 99.1

[GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE
OCTOBER 22, 2004

                        HURON CONSULTING GROUP ANNOUNCES
                       EXERCISE OF OVER-ALLOTMENT OPTION

CHICAGO - October 22, 2004 - Huron Consulting Group Inc. (NASDAQ: HURN) today announced that the underwriters of its initial public offering consummated on October 18, 2004 have exercised in full their over-allotment option to purchase an additional 750,000 shares of common stock from the selling stockholder in the offering, HCG Holdings LLC, at the public offering price of $15.50 per share. The underwriters closed the purchase of the additional shares from the selling stockholder on October 22, 2004. Huron did not receive any of the proceeds from the shares sold by the selling stockholder.

UBS Securities LLC and Deutsche Bank Securities served as joint bookrunning managers for the offering and William Blair & Company served as co-manager.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. A copy of the final prospectus related to Huron's initial public offering may be obtained from UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, NY 10171, Telephone: 212-821-3000 or Deutsche Bank Securities, 1251 Avenue of the Americas, New York, NY 10020, Facsimile: 212-468-5333.

ABOUT HURON CONSULTING GROUP INC.
Huron Consulting Group Inc. is the parent company of Huron Consulting Services LLC, an independent provider of financial and operational consulting services. Huron's experienced and credentialed professionals employ their expertise in accounting, finance, economics and operations to a wide variety of both financially sound and distressed organizations, including Fortune 500 companies, medium-sized businesses, leading academic institutions, healthcare organizations and the law firms that represent these various organizations.

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Media Contact:
Jennifer Frost Hennagir
312-880-3260
jfrost-hennagir@huronconsultinggroup.com

Investor Contact:
Gary L. Burge, Chief Financial Officer
312-583-8733
gburge@huronconsultinggroup.com